Exhibit 10.5

Employment Agreement

          This Employment Agreement (the “Agreement”) dated as of April 18, 2003, and effective as of the signing date of the Stock Purchase Agreement (the “Effective Date”), is made by and between United Aftermarket, Inc. (together with any successor thereto, the “Company”) and Bruce Zorich (the “Executive”).

RECITALS

A.	It is the desire of the Company to assure itself of the services of the Executive by engaging the Executive to perform services under the terms hereof.

B.	The Executive desires to provide services to the Company on the terms herein provided.

AGREEMENT

          NOW, THEREFORE, in consideration of the foregoing and of the respective covenants and agreements set forth below the parties hereto agree as follows:

1.	Certain Definitions.

(a)	“Annual Base Salary” shall have the meaning set forth in Section 3(a).

(b)	“Board” shall mean the Board of Directors of the Company.

(c)	The Company shall have “Cause” to terminate the Executive’s employment hereunder upon:

(i)	the Executive’s failure to use his reasonable best efforts to follow a legal written order of the Board, other than any such failure resulting from the Executive’s Disability, and such failure is not remedied within 30 days after receipt of notice;

(ii)	Executive’s gross or willful misconduct with regard to the Company;

(iii)	Executive’s conviction of a felony or crime involving material dishonesty;

(iv)	Executive’s fraud or personal dishonesty involving the Company’s assets (but excluding expense reimbursement disputes as to which Executive had a reasonable good faith belief that his conduct was within the policies of the Company); or

(v)	the Executive’s unlawful use (including being under the influence) or possession of illegal drugs on the Company’s premises or while performing the Executive’s duties and responsibilities under this Agreement.

(d)	“Company” shall have the meaning set forth in the preamble hereto.

(e)	“Compensation Committee” means the Compensation Committee of the Board.

(f)	“Closing Date” shall have the meaning set forth in the Stock Purchase Agreement.

(g)	“Date of Termination” shall mean (i) if the Executive’s employment is terminated by his death, the date of his death; (ii) if the Executive’s employment is terminated pursuant to Section 4(a)(ii) – (vi) either the date indicated in the Notice of Termination or the date specified by the Company pursuant to Section 4(b), whichever is earlier; (iii) if the Executive’s employment is terminated pursuant to Section 4(a)(vii) or Section 4(a)(viii), the expiration of the then-applicable Term.

(h)	“Disability” shall mean the absence of the Executive from the Executive’s duties to the Company on a full-time basis for a total of six months during any 12-month period as a result of incapacity due to mental or physical illness which is determined to be reasonably likely to extend beyond the completion of the Term and which determination is made by a physician selected by the Company and acceptable to the Executive or the Executive’s legal representative (such agreement as to acceptability not to be withheld unreasonably). A Disability shall not be “incurred” hereunder until, at the earliest, the last day of the sixth month of such absence.

(i)	“Executive” shall have the meaning set forth in the preamble hereto.

(j)	“Executive Bonus Plan” shall have the meaning set forth in Section 3(b).

(k)	(i) The Executive shall have “Good Reason” to resign his employment upon the occurrence of any of the following:

(A) failure of the Company to continue the Executive in the position of Chief Executive Officer;

(B) a material diminution in the nature of scope of the Executive’s responsibilities, duties or authority;

(C) failure of the Principal Shareholders to satisfy their requirements under Section 2(c)(ii) of the Agreement

(D) failure of the Company to make any payment or provide any benefit under this Agreement;

(E) the Company’s material breach of this Agreement;

(F) failure of any successor to the Company to assume the obligations of the Company hereunder; or

(G) requirement by the Company to relocate the Executive’s place of residence outside of the Greater Atlanta area at any time prior to the second anniversary of the Effective Date.

(ii)	The Executive may not resign his employment for Good Reason unless:

(A) the Executive provided the Company with at least 30 days prior written notice of his intent to resign for Good Reason; and

(B) the Company has not remedied the alleged violation(s) within the 30-day period.

(l)	“Interim Period” shall have the meaning set forth in Section 3(b)(i).

(m)	“Inventions” shall have the meaning set forth in Section 8.

(n)	“Notice of Termination” shall have the meaning set forth in Section 4(b).

(o)	“Outside Closing Date” shall mean the later to occur of (i) October 31, 2003 or (ii) a date selected by the Principal Stockholders in their sole discretion.

(p)	“Principal Stockholders” shall mean Carlyle Partners III, L.P. a Delaware limited partnership and its affiliates.

(q)	“Stock Purchase Agreement” shall mean the contemplated Stock Purchase Agreement by and among UIS Industries, Inc., UIS, Inc. and United Aftermarket, Inc.

(r)	“Term” shall have the meaning set forth in Section 2(b).

2.	Employment.

(a)	The Company shall employ the Executive and the Executive shall enter the employ of the Company, for the period set forth in Section 2(b), in the position set forth in Section 2(c), and upon the other terms and conditions herein provided.

(b)	The initial term of employment under this Agreement (the “Initial Term”) shall be for the period beginning on the Effective Date of this Agreement and ending on the third anniversary thereof, unless earlier terminated as provided in Section 4. The employment term hereunder shall automatically be extended for successive one-year periods (“Extension Terms” and, collectively with the Initial Term, the “Term”) unless either party gives notice of non-extension to the other no later than 90 days prior to the expiration of the then-applicable Term.

(c)	Position and Duties.

(i) The Executive shall serve as Chief Executive Officer of the Company and shall have the authorities duties and responsibilities customarily commensurate with such position and such additional customary responsibilities, duties and authority as may from time to time be reasonably assigned to the Executive by the Board. The Executive shall report to the Board. The Executive shall devote substantially all his working time and efforts to the business and affairs of the Company. The Executive agrees to observe and comply with the Company’s rules and policies as adopted by the Company from time to time. During the Term, it shall not be a violation of this Agreement for the Executive to (i) serve on industry trade, civic or charitable boards or committees; (ii) deliver lectures or fulfill speaking engagements; or (iii) manage personal investments, as long as such activities do not materially interfere with the performance of the Executive’s duties and responsibilities. The Executive shall be permitted to serve on for-profit corporate boards of directors and advisory committees if approved in advance by the Board.

(ii) As of the Effective Date, the Principal Stockholders shall cause the Executive to be appointed or elected to the Board. During the Term, the Board shall propose the Executive for re-election to the Board and the Principal Stockholders shall vote all of their shares of Common Stock in favor of such re-election.

3.	Compensation and Related Matters.

(a)	Annual Base Salary. During the portion of the Term which follows the Closing Date, the Executive shall receive a base salary at a rate of $375,000 per annum, which shall be paid in accordance with the customary payroll practices of the Company, subject to any increase as determined by the Compensation Committee in its sole discretion (the “Annual Base Salary”). Annual Base Salary may be increased, but not decreased, from time to time by the Board.

(b)	Interim Period. During the period between the Effective Date and the Closing Date (“Interim Period”),

(i) for the period after the last date with respect to which Executive is entitled to receive periodic salary payments from his previous employer, Executive shall accrue salary at the rate of his Annual Base Salary with such accrued amount to be paid in a lump sum on the earlier of the Closing Date or the Outside Closing Date;

(ii) the Company shall reimburse Executive for any premiums paid in connection with the Executive’s election to receive COBRA continuation health care coverage from his previous employer, provided, however, that such reimbursement shall cease once the Executive becomes eligible for coverage under the Company’s medical benefit plan;

(iii) the Company shall reimburse Executive for any reasonable premiums paid in connection with the Executive’s purchase of a one-year term life insurance policy that would pay the Executive’s beneficiary $1 million upon the death of the Executive during any period prior to the Executive becoming eligible for any amount of life insurance coverage under the Company’s applicable life insurance plan. Upon Executive becoming so eligible, he shall cancel such policy and return the refunded premium to the Company; and

(iv) the Company shall reimburse Executive for any reasonable premiums paid in connection with the Executive’s purchase of a long-term disability insurance policy that would pay the Executive a monthly benefit up to 60% of one-twelfth of his Annual Base Salary (subject to a reasonable maximum monthly benefit) in the event the Executive becomes disabled as defined under such policy, during any period prior to the Executive becoming eligible for any long-term disability coverage under the Company’s applicable long-term disability insurance plan. Upon Executive becoming so eligible, he shall cancel such policy and return the refunded premium to the Company.

The Principal Stockholder shall make any payments described in this Section 3(b) that the Company is unable to make.

(c)	Annual Bonus. During the Term, the Executive will participate in an annual performance-based bonus plan (“Executive Bonus Plan”) established by the Compensation Committee at a target level of 60% of his Annual Base Salary (“Target Level”), and a maximum of 150% of Annual Base Salary. Such bonus shall be payable at such time as bonuses are paid to other senior executive officers who participate therein. Notwithstanding the foregoing, with respect to each of the Company’s fiscal years that ends during the Term, the amount of the Executive’s annual bonus payable pursuant to such plan shall be determined as set forth on Exhibit A. With respect to the fiscal year ending December 31, 2003, the Executive shall be eligible to receive the greater of (i) a prorated portion of his annual bonus based on the number of days the Executive was employed by the Company during such fiscal year or (ii) $100,000, provided, however, that such bonus shall not be paid prior to the earlier to occur of (A) the Closing Date or (B) the Outside Closing Date.

(d)	Equity Participation. During the Term, the Executive shall be entitled to participate in the Stock Option Plan of Company and on the Effective Date shall be granted options, to purchase two percent of the Company’s common stock (“Common Stock”) at an exercise price per share equal to the per share cost paid by the Principal Shareholders to acquire the Company. The grant of stock options shall be governed by the terms of the Stock Option Plan and Stock Option Agreement (attached hereto as Exhibit B and Exhibit C, respectively).

(e)	Benefits. The Executive shall be entitled to participate in employee benefit plans, programs and arrangements of the Company which are applicable to the senior officers of the Company at a level commensurate with the Executive’s position.

(f)	Relocation Expenses. If the Company requires the Executive to relocate his place of residence outside of the Greater Atlanta area whether before or after the second anniversary of the Effective Date, the Company shall reimburse Executive for any of the following expenses to the full extent reasonable: (i) real estate broker commissions and attorney fees associated with the sale of his former residence and purchase of a new residence, (ii) moving expenses (as defined in Section 217(b) of the Internal Revenue Code (the “Code”)), and (iii) to the extent approved by the Board, necessary temporary lodging for the Executive and his family, provided that the Executive shall properly account for such expenses in accordance with the Company’s policies and procedures.

4.	Termination.

          The Executive’s employment hereunder may be terminated by the Company or the Executive, as applicable, without any breach of this Agreement only under the following circumstances:

(a)	Circumstances.

(i)	Death. The Executive’s employment hereunder shall terminate upon his death.

(ii)	Disability. If the Executive has incurred a Disability, the Company may give the Executive written notice of its intention to terminate the Executive’s employment. In that event, the Executive’s employment with the Company shall terminate effective on the 30th day after receipt of such notice by the Executive, provided that within the 30 days after such receipt, the Executive shall not have returned to full-time performance of his duties.

(iii)	Termination for Cause. The Company may terminate the Executive’s employment for Cause.

(iv)	Termination without Cause. The Company may terminate the Executive’s employment without Cause.

(v)	Resignation for Good Reason. The Executive may resign his employment for Good Reason.

(vi)	Resignation without Good Reason. The Executive may resign his employment without Good Reason.

(vii)	Non-extension of Term by the Company. The Company may give notice of non-extension to the Executive pursuant to Section 2(b).

(viii)	Non-extension of Term by the Executive. The Executive may give notice of non-extension to the Company pursuant to Section 2(b).

(ix)	Failure to Close. The Executive’s employment hereunder shall terminate in the event that the Closing Date does not occur prior to the Outside Closing Date.

(b)	Notice of Termination. Any termination of the Executive’s employment by the Company or by the Executive under this Section 4 (other than termination pursuant to paragraph (a)(i)and (a)(ix)) shall be communicated by a written notice to the other party hereto indicating the specific termination provision in this Agreement relied upon, setting forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Executive’s employment under the provision so indicated, and specifying a Date of Termination which, if submitted by the Executive, shall be at least 30 days following the date of such notice (a “Notice of Termination”) provided, however, that the Company may, in its sole discretion, change the Date of Termination to any date following the Company’s receipt of the Notice of Termination. A Notice of Termination submitted by the Company may provide for a Date of Termination on the date the Executive receives the Notice of Termination, or any date thereafter elected by the Company in its sole discretion. The failure by the Executive or the Company to set forth in the Notice of Termination any fact or circumstance which contributes to a showing of Cause or Good Reason shall not waive any right of the Executive or the Company hereunder or preclude the Executive or the Company from asserting such fact or circumstance in enforcing the Executive’s or the Company’s rights hereunder.

(c)	Company obligations upon termination. Upon termination of the Executive’s employment, the Executive (or the Executive’s estate) shall be entitled to receive a lump sum equal to the Executive’s Annual Base Salary through the Date of Termination not theretofore paid, any bonus if declared or earned but not yet paid for a completed fiscal year, any expenses owed to the Executive, any accrued vacation pay owed to the Executive, and any amount arising from the Executive’s participation in, or benefits under any employee benefit plans, programs or arrangements, which amounts shall be payable in accordance with the terms and conditions of such employee benefit plans, programs or arrangements.

5.	Severance Payments.

(a)	Termination for Cause, Resignation without Good Reason or upon Non-extension by the Executive. If the Executive’s employment shall terminate pursuant to Sections 4(a)(iii) for Cause, Section 4(a)(vi) without Good Reason, or pursuant to Sections 4(a)(viii) due to Non-extension of the Agreement by the Executive, the Executive shall not be entitled to any severance payment or benefits (other than as expressly provided for herein or under any benefit plan).

(b)	Termination upon death or Disability. If the Executive’s employment shall terminate pursuant to Sections 4(a)(i) due to the Executive’s death, or pursuant to Section 4(a)(ii) due to the Executive’s Disability, the Company shall pay to the Executive (or the Executive’s estate):

(i)	in accordance with the Company’s regular payroll practice following the Date of Termination, an amount equal to the Annual Base Salary that the Executive would have been entitled to receive if the Executive had continued his employment for a period of six months following the Date of Termination; and

(ii)	a prorated amount of the Executive’s annual bonus based on the Company’s year-to-date performance through the Date of Termination in relation to the performance targets set forth in the Executive Bonus Plan (such amount to be determined in good faith by the Compensation Committee).

(c)	Termination without Cause or resignation for Good Reason. If the Executive’s employment shall terminate without Cause pursuant to Section 4(a)(iv) or for Good Reason pursuant to Section 4(a)(v), the Company shall:

(i)	pay, in accordance with normal payroll practices, the Executive’s Annual Base Salary for (A) the remainder of the Term, as applicable, or (B) twelve months, whichever is longer;

(ii)	within ten days after the Date of Termination, pay to the Executive a lump sum equal to a pro-rata portion of the Executive’s Target Level annual bonus for the year of termination, based on the number of days the Executive was employed by the Company during the applicable year; and

(iii)	continue coverage for the Executive and any dependents under all Company group health benefit plans in which the Executive and any dependents were entitled to participate immediately prior to the Date of Termination (under the same terms as during employment) for (A) the Term, as applicable, or (B) twelve months, whichever is longer.

(d)	Termination upon Non-extension by the Company. If the Executive’s employment shall terminate pursuant to Sections 4(a)(vii) due to Non-extension of the Agreement by the Company, the Company shall:

(i)	pay, in accordance with normal payroll practices, the Executive’s Annual Base Salary for twelve months; and

(ii)	within ten days after the Date of Termination, pay to the Executive a prorated amount of the Executive’s annual bonus based on the Company’s year-to-date performance through the Date of Termination in relation to the performance targets set forth in the Executive Bonus Plan (such amount to be determined in good faith by the Compensation Committee).

(e)	Failure to Close. If the Executive’s employment shall terminate pursuant to Sections 4(a)(ix) due to the Closing Date not occurring prior to the Outside Closing Date, the Principal Stockholders shall, within ten days after the Outside Closing Date, pay to the Executive a lump sum equal to the sum of (i) the Annual

Base Salary and (ii) the excess of (A) the annual bonus calculated at 100% of the Target Level over (B) the annual bonus payable to the Executive for the fiscal year ending December 31, 2003 pursuant to Section 3(c) herein.

(f)	Survival. The expiration or termination of the Term shall not impair the rights or obligations of any party hereto, which shall have accrued prior to such expiration or termination.

(g)	Mitigation. The Executive shall have no duty to mitigate the amount of any payment provided for hereunder by seeking other employment, and any income earned by the Executive from other employment or self-employment shall not be offset against any obligations of the Company to the Executive hereunder.

6.	Competition.

(a)	The Executive shall not, at any time during the Term or during the 12-month period following the later of the expiration of the Term or the Date of Termination directly or indirectly engage in, have any equity interest in, or manage or operate any person, firm, corporation, partnership or business (whether as director, officer, employee, agent, representative, partner, security holder, consultant or otherwise) that engages in any business which materially competes with any material business of the Company or any entity owned by the Company anywhere in the world provided, however, that the Executive shall be permitted to acquire a passive stock or equity interest in such a business provided the stock or other equity interest acquired is not more than five percent (5%) of the outstanding interest in such business. Nothing herein shall prevent the Executive from engaging in any activity with, or holding a financial interest in, a non-competitive division, subsidiary or affiliate of an entity engaged in a business that materially competes with the Company.

(b)	During the Term and during the term set forth in Section 6(a), the Executive will not, and will not permit any of his affiliates to, directly or indirectly, recruit or otherwise solicit or induce any non-clerical employee, customer, subscriber or supplier of the Company to terminate its employment or arrangement with the Company, otherwise change its relationship with the Company, or establish any relationship with the Executive or any of his affiliates for any business purpose that is prohibited by subjection (a) above. Nothing herein shall prevent the Executive from serving as a reference.

(c)	In the event the terms of this Section 6 shall be determined by any court of competent jurisdiction to be unenforceable by reason of its extending for too great a period of time or over too great a geographical area or by reason of its being too extensive in any other respect, it will be interpreted to extend only over the maximum period of time for which it may be enforceable, over the maximum geographical area as to which it may be enforceable, or to the maximum extent in all other respects as to which it may be enforceable, all as determined by such court in such action.

(d)	As used in this Section 6, the term “Company” shall include the Company, its parent and any of its direct or indirect subsidiaries.

7.	Nondisclosure of Proprietary Information.

(a)	Except as required in the faithful performance of the Executive’s duties hereunder or pursuant to Section 7(c), the Executive shall, in perpetuity, maintain in confidence and shall not directly, indirectly or otherwise, use, disseminate, disclose or publish, or use for his benefit or the benefit of any person, firm, corporation or other entity any confidential or proprietary information or trade secrets of or relating to the Company, including, without limitation, information with respect to the Company’s operations, processes, products, inventions, business practices, finances, principals, vendors, suppliers, customers, potential customers, marketing methods, costs, prices, contractual relationships, regulatory status, compensation paid to employees or other terms of employment, or deliver to any person, firm, corporation or other entity any document, record, notebook, computer program or similar repository of or containing any such confidential or proprietary information or trade secrets. The parties hereby stipulate and agree that as between them the foregoing matters are important, material and confidential proprietary information and trade secrets and affect the successful conduct of the businesses of the Company (and any successor or assignee of the Company).

(b)	Upon termination of the Executive’s employment with the Company for any reason, the Executive will promptly deliver to the Company all correspondence, drawings, manuals, letters, notes, notebooks, reports, programs, plans, proposals, financial documents, or any other documents concerning the Company’s customers, business plans, marketing strategies, products or processes. The Executive shall be permitted to retain his rolodex (and similar address and telephone directories).

(c)	The Executive may respond to a lawful and valid subpoena or other legal process but shall give the Company the earliest reasonably possible notice thereof, shall, as much reasonably in advance of the return date as possible, make available to the Company and its counsel the documents and other information sought and shall reasonably assist such counsel in resisting or otherwise responding to such process. The Executive may disclose information that is public knowledge.

(d)	As used in this Section 7, the term “Company” shall include the Company, its parent and any of its direct or indirect subsidiaries.

8.	Inventions.

          All rights to discoveries, inventions, improvements and innovations (including all data and records pertaining thereto) directly related to the Company’s business, whether or not patentable, copyrightable, registrable as a trademark, or reduced to writing, that the Executive may discover, invent or originate during the Term, either alone or with others and whether or not during working hours or by the use of the facilities of the Company (“Inventions”), shall be the exclusive property of the Company. The Executive shall promptly disclose all Inventions to the Company, shall execute at the request of the Company any assignments or other documents the Company may deem necessary to protect or perfect its rights therein, and shall assist the Company, at the Company’s expense, in obtaining, defending and enforcing the Company’s rights therein. The Executive hereby appoints the Company as his attorney-in-fact to execute on his behalf any assignments or other documents deemed necessary by the Company to protect or perfect its rights to any Inventions.

9.	Non-Disparagement.

          At any time during the Term or during the 12-month period following the later of the expiration of the Term or the Date of Termination, each of the parties agrees that it will not disparage or denigrate to any person any aspect of his or its past relationship with the other, nor the character of the other or the other’s agents, representatives, products, or operating methods, whether past, present, or future, and whether or not based on or with reference to their past relationship; provided, however, that this paragraph shall have no application to any evidence or testimony requested of either party hereto by any court or government agency.

10.	Injunctive Relief.

          It is recognized and acknowledged by the Executive that a breach of the covenants contained in Sections 6, 7, 8 and 9 will cause irreparable damage to Company and its goodwill, the exact amount of which will be difficult or impossible to ascertain, and that the remedies at law for any such breach will be inadequate. Accordingly, the Executive agrees that in the event of a breach of any of the covenants contained in Sections 6, 7, 8 and 9, in addition to any other remedy which may be available at law or in equity, the Company will be entitled to specific performance and injunctive relief.

11.	Assignment and Successors.

          The Company may assign its rights and obligations under this Agreement to any entity, including any successor to all or substantially all the assets of the Company, by merger or otherwise, and may assign or encumber this Agreement and its rights hereunder as security for indebtedness of the Company and its affiliates. The Executive may not assign his rights or obligations under this Agreement to any individual or entity, except his estate upon his death. This Agreement shall be binding upon and inure to the benefit of the Company, the Executive and their respective successors, assigns, personnel and legal representatives, executors, administrators, heirs, distributees, devisees, and legatees, as applicable.

12.	Governing Law.

          This Agreement shall be governed, construed, interpreted and enforced in accordance with the substantive laws of the state of New York, without reference to the principles of conflicts of law of New York or any other jurisdiction, and where applicable, the laws of the United States.

13.	Validity.

          The invalidity or unenforceability of any provision or provisions of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect.

14.	Notices.

          Any notice, request, claim, demand, document and other communication hereunder to any party shall be effective upon receipt (or refusal of receipt) and shall be in writing and delivered personally or sent by telex, telecopy, or certified or registered mail, postage prepaid, as follows:

(a)	If to the Company:

The Carlyle Group 1001 Pennsylvania Avenue NW Suite 220 South Washington, DC 20004 Fax: (202) 347-9250 Attn: Ian Fujiyama

and a copy to:

Latham & Watkins 555 Eleventh Street, N.W. 10th Floor Washington, DC 20004 Fax: (202) 637-2201 Attn: Daniel T. Lennon

(b)	If to the Executive:

Bruce M. Zorich 1185 Lake Shore Overlook Alpharetta, GA 30005 Fax: (770) 521-9351

          or at any other address as any party shall have specified by notice in writing to the other party.

15.	Counterparts.

          This Agreement may be executed in several counterparts, each of which shall be deemed to be an original, but all of which together will constitute one and the same Agreement.

16.	Entire Agreement.

          The terms of this Agreement and the other agreements and instruments contemplated hereby or referred to herein (collectively the “Related Agreements”) are intended by the parties to be the final expression of their agreement with respect to the employment of the Executive by the Company and may not be contradicted by evidence of any prior or contemporaneous agreement. The parties further intend that this Agreement and the Related Agreements shall constitute the complete and exclusive statement of their terms and that no extrinsic evidence whatsoever may be introduced in any judicial, administrative, or other legal proceeding to vary the terms of this Agreement and the Related Agreements.

17.	Amendments; Waivers.

          This Agreement may not be modified, amended, or terminated except by an instrument in writing, signed by the Executive and a duly authorized officer of Company. By an instrument in writing similarly executed, the Executive or a duly authorized officer of the Company may waive compliance by the other party or parties with any provision of this Agreement that such other party was or is obligated to comply with or perform, provided, however, that such waiver shall not operate as a waiver of, or estoppel with respect to, any other or subsequent failure. No failure to exercise and no delay in exercising any right, remedy, or power hereunder preclude any other or further exercise of any other right, remedy, or power provided herein or by law or in equity.

18.	No Inconsistent Actions.

          The parties hereto shall not voluntarily undertake or fail to undertake any action or course of action inconsistent with the provisions or essential intent of this Agreement. Furthermore, it is the intent of the parties hereto to act in a fair and reasonable manner with respect to the interpretation and application of the provisions of this Agreement.

19.	Construction.

          This Agreement shall be deemed drafted equally by both the parties. Its language shall be construed as a whole and according to its fair meaning. Any presumption or principle that the language is to be construed against any party shall not apply. The headings in this Agreement are only for convenience and are not intended to affect construction or interpretation. Any references to paragraphs, subparagraphs, sections or subsections are to those parts of this Agreement, unless the context clearly indicates to the contrary. Also, unless the context clearly indicates to the contrary, (a) the plural includes the singular and the singular includes the plural; (b) “and” and “or” are each used both conjunctively and disjunctively; (c) “any,” “all,” “each,” or “every” means “any and all,” and “each and every”; (d) “includes” and “including” are each “without limitation”; (e) “herein,” “hereof,” “hereunder” and other similar compounds of the word “here” refer to the entire Agreement and not to any particular paragraph, subparagraph, section or subsection; and (f) all pronouns and any variations thereof shall be deemed to refer to the masculine, feminine, neuter, singular or plural as the identity of the entities or persons referred to may require.

20.	Arbitration.

          Any dispute or controversy arising under or in connection with this Agreement shall be settled exclusively by arbitration, conducted before an arbitrator in Atlanta, Georgia in accordance with the rules of the American Arbitration Association then in effect. Judgment may be entered on the arbitration award in any court having jurisdiction, provided, however, that the Company shall be entitled to seek a restraining order or injunction in any court of competent jurisdiction to prevent any continuation of any violation of the provisions of Sections 6, 7, 8 or 9 of the Agreement and the Executive hereby consents that such restraining order or injunction may be granted without requiring the Company to post a bond. Only individuals who are (i) lawyers engaged fulltime in the practice of law; and (ii) on the AAA register of arbitrators shall be selected as an arbitrator. Within 20 days of the conclusion of the arbitration hearing, the arbitrator shall prepare written findings of fact and conclusions of law. It is mutually agreed that the written decision of the arbitrator shall be valid, binding, final and non-appealable, provided however, that the parties hereto agree that the arbitrator shall not be empowered to award punitive damages against any party to such arbitration. The arbitrator shall require the non-prevailing party to pay the arbitrator’s full fees and expenses or, if in the arbitrator’s opinion there is no prevailing party, the arbitrator’s fees and expenses will be borne equally by the parties thereto. In the event action is brought to enforce the provisions of this Agreement pursuant to this Section 20, the non-prevailing parties shall be required to pay the reasonable attorney’s fees and expenses of the prevailing parties to the extent determined to be appropriate by the arbitrator, acting in its sole discretion.

21.	Enforcement.

          If any provision of this Agreement is held to be illegal, invalid or unenforceable under present or future laws effective during the term of this Agreement, such provision shall be fully severable; this Agreement shall be construed and enforced as if such illegal, invalid or unenforceable provision had never comprised a portion of this Agreement; and the remaining provisions of this Agreement shall remain in full force and effect and shall not be affected by the illegal, invalid or unenforceable provision or by its severance from this Agreement. Furthermore, in lieu of such illegal, invalid or unenforceable provision there shall be added automatically as part of this Agreement a provision as similar in terms to such illegal, invalid or unenforceable provision as may be possible and be legal, valid and enforceable.

22.	Income Tax Gross-Up.

          To the extent that any payments made by the Company to the Executive pursuant Sections 3(b)(ii)-(iv) or 3(f) of the Agreement are included in the Executive’s taxable compensation and are not otherwise deductible by the Executive under the Code, the Company shall pay the Executive a lump sum amount which shall, after payment of all applicable income taxes thereon, be sufficient to reimburse the Executive for any applicable income taxes imposed on such taxable compensation.

23.	Withholding.

          The Company shall be entitled to withhold from any amounts payable under this Agreement any federal, state, local or foreign withholding or other taxes or charges which the Company is required to withhold. The Company shall be entitled to rely on an opinion of counsel if any questions as to the amount or requirement of withholding shall arise.

24.	Sole Employment Agreement.

          The Executive acknowledges and agrees that he has taken all actions required under the terms of his prior employment, as set forth in a letter agreement with a representative of his former employer, Magnatrax Corporation, dated as of January 7, 2002, in order to terminate that employment and that, to the best of his knowledge, the provisions contained in that employment agreement do not bind the Company.

25.	Indemnification and Insurance.

          The Company shall indemnify the Executive to the fullest extent permitted by the laws of the State of New York, as in effect at the time of the subject act or omission, and he will be entitled to the protection of any insurance policies the Company may elect to maintain generally for the benefit of its directors and senior executive officers against all costs, charges and expenses incurred or sustained by him in connection with any action, suit or proceeding to which he may be made a party by reason of his being or having been a director, officer or employee the Company or any of its subsidiaries or his serving or having served any other enterprise, plan or trust as a director, officer, employee or fiduciary at the request of the Company (other than any dispute, claim or controversy arising under or relating to this Agreement (except for this Section 24)). The provisions of this Section 25 shall survive any termination of Executive’s employment or any termination of this Agreement.

26.	Attorney’s Fees.

          The Company shall pay the legal fees reasonably incurred by the Executive in connection with the negotiation and execution of this Agreement, payable upon submission of the billing statement or paid receipt for such services rendered by the Executive’s counsel.

27.	Principal Stockholder Obligation.

          Except as provided in Sections 3(b) and 5(e), the Principal Stockholders shall have no obligations under this Agreement.

28.	Employee Acknowledgement.

          The Executive acknowledges that he has read and understands this Agreement, is fully aware of its legal effect, has not acted in reliance upon any representations or promises made by the Company other than those contained in writing herein, and has entered into this Agreement freely based on his own judgment.

          IN WITNESS WHEREOF, the parties have executed this Agreement on the date and year first above written.

COMPANY

By:	/s/ Authorized Person . Name:
Title:

EXECUTIVE

By:	/s/ Bruce M. Zorich . Name:
Address:

PRINCIPAL STOCKHOLDERS

By:	/s/ Authorized Person . Name:
Address:

Exhibit A

ANNUAL BONUS SCHEDULE

EBITDA as % of
Budgeted EBITDA:	% of Target Level*:

Less than 90%	0%

90% to 100%	50% to 100%

100% to 110%	100% to 150%

110% to 120%	150% to 200%

120% to 130%	200% to 250%

Over 130%	250%

*	Target Level percentages between benchmarks shall be determined by means of linear interpolation.

UNITED COMPONENTS, INC.
CHAMPION LABORATORIES, INC.

June 20, 2003

Mr. Bruce Zorich
1185 Lake Shore Overlook
Alpharetta, GA 30005

Dear Bruce:

Reference is made to the Employment Agreement, dated as of April 18, 2003, between United Aftermarket, Inc. and you (the “Agreement”). We have mutually agreed to amend certain provisions of the Agreement.

Accordingly, upon confirmation by you of your agreement thereto, the Agreement shall be amended as follows:

The preamble of the Agreement shall be amended to read in its entirety as follows:

“This Employment Agreement (the “Agreement”) dated as of April 18, 2003, and effective as of the signing date of the Stock Purchase Agreement (the “Effective Date”), is made by and among Bruce Zorich (the “Executive”), United Components, Inc. (together with any successor thereto, “UCI”) and Champion Laboratories Inc. (“Champion”).”

The Recitals of the Agreement shall be amended to read in its entirety as follows:

“A. It is the desire of Champion to assure the Company of the services of the Executive by engaging the Executive to perform services under the terms hereof.

B. The Executive desires to provide services to Champion and the Company on the terms herein provided.”

Section 1(b) of the Agreement shall be amended by replacing the reference to the term “Company” with the term “UCI.”

Section 1(c) of the Agreement shall be amended by replacing the first reference to the term “Company” with the term “Board.”

Section 1(d) of the Agreement shall be amended to read in its entirety as follows:

““Company” shall mean, as the context requires, UCI and any of its direct or indirect subsidiaries, including but not limited to the Executive’s employer, Champion, individually or collectively.”

Sections 1(g) and 1(k)(ii)(A) of the Agreement shall be amended by replacing each reference to the term “Company” with the term “Board.”

Section 1(h) of the Agreement shall be amended by replacing the second reference to the term “the Company” with the term “Champion.”

Sections 1(k)(i)(D), 1(k)(i)(G), 1(k)(ii)(B), 2(a), 3(a), 3(b), 3(c), 3(e), 3(f), 4(c) 5(b), 5(c), 7(c), 16, 17, 22, 23 and 26 of the Agreement shall be amended by replacing each reference to the term “the Company” with the term “Champion.”

Section 1(k)(i)(F) of the Agreement shall be amended by replacing each reference to the term “Company” with the “Company or Champion.”

Section 2(c)(i) of the Agreement shall be amended by replacing the first reference to the term “the Company” with “each entity constituting the Company.”

Section 3(d) of the Agreement shall be amended by replacing each reference to the term “the Company” with “UCI Acquisition Holding, Inc.”

Except with respect to the third (second reference in Section 4(a)(ii)) and the eighteenth (first reference in Section 4(c)) reference to the term “Company”, Section 4 of the Agreement shall be amended by replacing each reference to the term “Company” with the term “Board.”

Section 5(d) of the Agreement shall be amended by replacing the first and second reference to the term “Company” with the term “Board.”

Section 5(d) of the Agreement shall be amended by replacing the third reference to the term “the Company” with the term “Champion.”

Sections 6(d) and 7(d) of the Agreement shall be amended by replacing the second reference to “the Company, its parent and any of its direct or indirect subsidiaries” with “the Company and UCI Acquisition Holdings, Inc.”

Section 7(b) of the Agreement shall be amended by replacing the first and second reference to the term “the Company” with “Champion.”

Section 8 of the Agreement shall be amended by replacing the tenth reference to the term “the Company” with “Champion.”

Section 11 of the Agreement shall be amended by replacing the first reference to the term “The Company” with “Each of Champion and the Company.”

Section 14(a) of the Agreement shall be amended by replacing the term “the Company” with “the Company, the Board or Champion.”

Section 25 of the Agreement shall be amended by replacing the second and third references to the term “the Company” with “of any entity which is a part of the Company.”

Section 25 of the Agreement shall be amended by replacing the third and fourth references to the term “the Company” with “of any entity constituting the Company.”

Exhibit A of the Agreement shall be amended by replacing references to the term “EBITDA” with “Company EBITDA.”

     Upon your confirmation of your agreement with the amendment to the Agreement set forth above by signing and returning to me the copy of this letter provided herein, such amendment shall take effect immediately.

Very truly yours,

UNITED COMPONENTS, INC.

/s/ Ian Fujiyama .
Ian Fujiyama
Director

CHAMPION LABORATORIES, INC.

/s/ Authorized Person . Name:
Title:

Confirmed and agreed this
     day of          , 2003

     /s/ Bruce Zorich          .

Bruce Zorich